Exhibit 99.1

Neah Power Systems, Inc. Announces Filing of Form 15 to voluntarily Suspend Its SEC Reporting Obligations

May 15, 2017

Edmonds, WA – Neah Power Systems, Inc. (OTC: NPWZ) ("NEAH" or the "Company") announced today that it filed a Form 15 with the Securities and Exchange Commission ("SEC") to voluntarily suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of this filing, the Company's obligations to file certain reports with the SEC, including annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively, was immediately suspended.

The Company's Board of Directors considered many factors before approving the voluntary suspension, including the large costs of filing and preparing periodic reports for the SEC, the increased outside accounting, audit, legal and other expenses and costs associated with being a public reporting company, the burdens placed on management to comply with the Exchange Act reporting requirements, and the low trading volume in the Company's common stock.

Commenting on the Form 15 filing, Dr. Chris D’Couto, the Company's Chief Executive Officer said: "In light of our size and market capitalization, the substantial cost savings and the need for our management team to focus their efforts on the Company's core business activities, we have, after careful consideration, concluded that it is in the best interest of the shareholders, employees and the company to suspend our SEC reporting."

As a result of the filing of the Form 15, there can be no assurances that any trading market for the Company's common stock will develop or be maintained after the suspension.

Safe Harbor Statement:

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2015 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.